Exhibit 10.1
August 12, 2009
Stephen M. Dexter
3535 Peachtree Road
Suite 520-309
30326
Dear Steve:
Your employment relationship with S1 Corporation (the “Company”) is being terminated effective August 12, 2009 (the “Separation Date”). In order to ensure a smooth transition of responsibilities, the Company has agreed to engage you on a consulting basis and make certain payments to you as set forth in this letter agreement (“Agreement”), which sets forth the terms under which your employment with the Company is ending. We desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably on mutually satisfactory terms. Specifically, you (“You” or “Your”) and the Company (collectively, the “Parties”) agree:
A. Separation Terms
1. Payments. Provided that You satisfy the conditions of this Agreement and the Covenants Agreement attached as Exhibit A hereto (the “Covenants Agreement”), and provided that You do not revoke the Waiver (defined below) contained in this Agreement, the Company will:
(a)
Pay You, within ten (10) business days of the expiration of the Revocation Period (defined below) without You revoking the Waiver, the unpaid portion of Your fiscal year 2009 bonus pro-rated for the portion of the fiscal year during which You were employed by the Company;

(b)
In consideration of the Consulting Services (as defined in Section B.1.) to be provided to the Company as set forth below, pay You the gross amount of One Hundred Thirty Eight Thousand Seven Hundred and Fifty Dollars ($138,750), payable in equal installments over eighteen (18) pay periods in accordance with the Company’s regular payroll practices (or payable sooner if required pursuant to Section B.1 below); and

(c)	Reimburse your COBRA premiums under the Company’s major medical group health plan on a monthly basis for the next nine (9) months upon submission of paid receipts by You.
Additionally, and regardless of whether You sign this Agreement, You will be paid, on or before August 31, 2009, any unpaid salary through the Separation Date and any accrued but unused vacation, and You will be paid any un-reimbursed business expenses incurred by you as of the Separation Date in accordance with Company policy. All payments (except for reimbursement of business expenses) will be subject to applicable withholdings, including taxes and social security. Because You are no longer employed as of the Separation Date, Your rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. You acknowledge that the Separation Date will be the date used in determining benefits under all Company employee benefit plans. You further acknowledge that You are not entitled to any payments or benefits from the Company following the Separation Date other than those expressly set forth in this Agreement and that the payments and benefits set forth in (a) through (c) above are consideration for Your promises in this Agreement (including without limitation the General Release of Claims and the Waiver) and the Covenants Agreement. The Company’s obligations listed in (a) through (c) above will terminate immediately upon any breach by You of this Agreement or the Covenants Agreement.
2. General Release of Claims. In exchange for the payments and benefits stated in (a) through (c) in A.1. above, You release and discharge the Company and its directors, officers, employees and affiliated and related companies (and the directors, officers and employees of the affiliated and related companies) (collectively, the “Released Parties”), from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment or any employment agreement, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. Except for any obligations expressly set forth in this Agreement, You also release the Released Parties from any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, commissions, attorneys’ fees, or any other compensation or benefits. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness.
3. OWBPA/ADEA Waiver. By agreeing to this provision, You release and waive any right or claim against the Company arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), and the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”) (such release and waiver to be referred to as the “Waiver”). You understand and agree that:
(i)	this Agreement is written in a manner that You understand;

(ii)	You do not release or waive rights or claims that may arise after You sign this Agreement;

(iii)	You waive rights and claims You may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled;

(iv)	You have been advised to consult with an attorney before signing this Agreement;

(v)
You have 45 days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period;

(vi)
You have 7 days after signing this Agreement to revoke the Waiver (the “Revocation Period”). If You revoke, the Agreement shall not be effective or enforceable and You shall not be entitled to the separation benefits stated above in (a) through (c) of Section A.1. To be effective, the revocation must be in writing and received by Sandy Fountain, VP Human Resources at S1 Corporation, 705 Westech Drive, Norcross, Georgia 30092, or her successor, within the Revocation Period; and

(vii)	this Agreement will not become effective or enforceable until the Revocation Period has expired without your revoking the Waiver.
B. Your Ongoing Obligations
1. Consulting Services. During the period beginning the day after the expiration of the Revocation Period without You revoking this Agreement until May 15, 2010 (or such earlier date as provided in this Section B.1., the “Consulting Term”), You will provide such consulting services as the Company’s Chief Financial Officer shall reasonably request from time to time not to exceed five (5) hours per week (the “Consulting Services”); provided, that, notwithstanding the foregoing, the Consulting Term may be terminated by the Company at any time upon notice to You. In the event the Consulting Term is terminated prior to May 15, 2010, the Company shall, within fifteen (15) days following the date of termination, pay You, subject to applicable withholdings, including taxes and social security, an amount equal to difference between (i) One Hundred Thirty Eight Thousand Seven Hundred and Fifty Dollars ($138,750) and (ii) any amounts previously paid to you for the Consulting Services pursuant to Section A.1.(b) above. You will at all times during the Consulting Term be an independent contractor of the Company, and You shall have no authority, nor shall You represent to any person or entity that You have authority, to bind the Company in any matter without the prior written consent of the Company. During the Consulting Term, You shall be entitled to make Your services available to, and perform work for, other companies, subject to Your obligations in this Agreement and the Covenants Agreement.
2. Return of Company Property. You will, not later than August 24, 2009, return to the Company all of the Company’s property, including, but not limited to, keys, pass cards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Company. You will not retain any copies of the Company’s property, including any copies in electronic form. You acknowledge that You have not and will not destroy, delete, or alter any Company property without the Company’s consent.
3. Non-Disparagement. You will not make any disparaging or defamatory statements, whether written or verbal, regarding the Company or its officers, directors or employees.
4. Future Employment. You agree that the Company has no obligation to consider You for employment should You apply in the future.
5. Covenants Agreement. On the same date that You sign this Agreement, You shall sign the Covenants Agreement attached as Exhibit A hereto. This Agreement shall not be effective unless You sign the Covenants Agreement too.
6. Cooperation. You agree to cooperate with the Company in its defense in any investigation, litigation or administrative proceeding regarding matters occurring during Your employment. The Company shall fully reimburse You for reasonable out-of-pocket expenses incident to such cooperation provided they are properly documented.
C. General Provisions
1. No Admission of Liability. This Agreement is not an admission of liability by the Company. The Company denies any liability whatsoever. The Company enters into this Agreement to reach a mutual agreement concerning Your separation from the Company.
2. Attorneys’ Fees. In the event of litigation relating to this Agreement other than a challenge to the Waiver set forth in Section A.3. above, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.
3. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
4. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
5. Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia’s or any other state’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.
6. Entire Agreement. This Agreement and the Covenants Agreement attached hereto as Exhibit A (collectively, the “Agreements”) constitute the entire agreement between the Parties with respect to the subject matter herein. The Covenants Agreement is incorporated by reference, and any post-termination obligations contained in the Covenants Agreement shall remain in full force and effect in accordance with the terms thereof. You acknowledge that the post-termination obligations contained in the Covenants Agreement are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. These Agreements supersede any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment. Other than the Agreements, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.
7. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.
8. Successors and Assigns. You may not assign Your rights and obligations in this Agreement without the Company’s prior written consent. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and permitted assigns.

If the terms set forth in this Agreement are acceptable, please sign below and return the signed original to me.

Sincerely,
/s/ Sandy Fountain
Sandy Fountain
VP, Human Resources

I acknowledge the validity of this 4 page Agreement, and the attached Exhibit A, and represent that I have the legal capacity to enter into this Agreement. I acknowledge that I have had the opportunity to consult with an attorney before signing this Agreement. I have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

/s/ Stephen M. Dexter	August 27, 2009

Stephen M. Dexter	Date

EXHIBIT A
COVENANTS AGREEMENT
This COVENANTS AGREEMENT (the “Agreement”) is made this 27th day of August, 2009, between S1 Corporation (the “Company”) and Stephen M. Dexter (“You” or “Your”) (collectively, the “Parties”).1
For and in consideration of the Company’s promises in the separation and consulting letter agreement (the “Separation and Consulting Agreement”) to which this Agreement is attached, and for and in consideration of the premises, as well as the obligations herein made and undertaken, the sufficiency of which is acknowledged, You agree to the following terms:
1. Acknowledgments. You acknowledge that:
(a)
While an employee of the Company, You were in a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning Employees and Customers of the Company;

(b)
the Trade Secrets and Confidential Information, and the relationship between the Company and each of its Employees and Customers, are valuable assets of the Company and may not be used for any purpose other than the Company’s Business; and

(c)
the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living following the termination of Your employment with the Company.

2. Trade Secrets and Confidential Information.
(a)
You represent and warrant that You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from complying with this Agreement or the Separation and Consulting Agreement.

(b)	You will not:
(i)	use, disclose, or reverse engineer any Trade Secrets or Confidential Information for any purpose except as authorized in writing by the Company; or

(ii)
(a) retain any Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), or (b) destroy, delete, or alter any Trade Secrets or Confidential Information without the Company’s written consent.

(c)	The obligations under this Agreement shall:
(i)	with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and

(ii)	with regard to the Confidential Information, remain in effect during the Restricted Period.
(d)
The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

3. Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, recruit or induce any Employee to terminate his or her employment relationship with the Company.
4. Injunctive Relief. If You breach this Agreement, You agree that:
(a)	the Company would suffer irreparable harm;

(b)	it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and

(c)	if the Company seeks injunctive relief to enforce this Agreement, You will waive and

1
Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section of Attachment A. Attachment A is incorporated by reference and is included in the definition of “Agreement.”

will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security.
Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity, including any rights in the Separation and Consulting Agreement to terminate any payments or benefits due You.
5. Attorneys’ Fees. In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
6. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
7. Modification; Severability. The provisions of this Agreement are capable of modification and severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, it shall be modified so it is valid, legal, and enforceable. If it is not capable of modification, such provision shall be severed and the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
8. Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.
9. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.
10. Entire Agreement. This Agreement, including Attachment A which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement.
11. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.
12. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement.
13. Affirmation. You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement.
IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date set forth above.

S1 Corporation

By:	/s/ Sandy Fountain	/s/ Stephen M. Dexter

	Name: Sandy Fountain Title: VP, Human Resources	Stephen M. Dexter

ATTACHMENT A
DEFINITIONS
A.
“Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, and (iii) is not generally known to the Company’s competitors, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vii) information concerning the Company’s financial structure and performance and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

B.
“Employee” means any person who (i) was employed by the Company at the time Your employment with the Company ended, (ii) was employed by the Company during the last year of Your employment with the Company, or (iii) is employed by the Company during the Restricted Period.

C.	“Restricted Period” means the time period for eighteen (18) months after Your employment with the Company ended.

D.
“Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.